As filed with the United States Securities and Exchange Commission on May 5, 2016.

Registration No. 333-10184

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

UNILEVER N.V.

(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	Weena 455 3013 AL, Rotterdam The Netherlands (Address of principal executive offices)	None (I.R.S. Employer Identification No.)

UNICare SAVINGS PLAN
(Full title of the plan)

Steven M. Rapp
Vice President, General Counsel and Secretary
Unilever United States, Inc.
700 Sylvan Avenue
Englewood Cliffs, New Jersey  07632
(800) 272-6296
(Name, address and telephone number, including area code, of agent for service)

Copy of all communications to:

Alan Singer
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania  19103-2921
(215) 963-5000

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-10184) (the “Registration Statement”) of Unilever, N.V. (the “Company”), a Netherlands corporation, initially filed with the Securities and Exchange Commission (the “Commission”) on March 31, 1999. The Registration Statement registered the offering of 2,000,000 Ordinary Shares of the Company (the “Shares”), of the nominal amount of 1 Guilder (FL1) per share, under the UNICare Savings Plan (the “Plan”) (in 2006, the Unilever Ordinary Shares were subject to a 3-for-1 stock split, and the nominal value was converted from guilders to euros (€0.16 per Ordinary Share). The Registration Statement also related to an indeterminate amount of Plan interests.

Effective July 31, 2015, no further investments under the Plan can be made in the Unilever N.V. Stock Fund, which relates to the Shares offered and sold pursuant to the Registration Statement.  In accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, and pursuant to the power conferred on the Company in accordance with the provisions of Rule 478 under the Securities Act of 1933, as amended, the Company is filing this Post-Effective Amendment No.1 to remove from registration the Shares and Plan interests that remain unsold as of date of filing of this Post-Effective Amendment.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Shares and Plan interests.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood Cliffs, New Jersey, on May 5, 2016.

UNILEVER N.V.

By:	/s/ MICHIEL ROOVERS
Name: Michiel Roovers
Title: Deputy Secretary

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator for the UNICare Savings Plan has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Englewood Cliffs, New Jersey, on May 5, 2016.

UNICare Savings Plan

By:	/s/: SANDRA ZORNEK
Name: Sandra Zornek
Title: Plan Administrator